ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2020 Third Quarter Results

Third Quarter Net Sales Increased 15.8% to $77.8 Million

Wholesales Sales Increased 19.3%; Retail Sales Increased 11.4%

Third Quarter Diluted Earnings Per Share Increased 38.7% to $1.04

NELSONVILLE, Ohio, October 27, 2020 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its third quarter ended September 30, 2020.

Third Quarter 2020 and Year-to-Date Sales and Income

Third quarter net sales increased 15.8% to $77.8 million compared to $67.2 million in the third quarter of 2019. The Company reported third quarter net income of $7.6 million, or $1.04 per diluted share compared to net income of $5.6 million, or $0.75 per diluted share in the third quarter of 2019.

Net sales for the first nine months of 2020 were $189.7 million compared with $195.1 million for the first nine months of 2019. The Company reported net income of $11.2 million, or $1.53 per diluted share, and net income of $12.4 million, or $1.66 per diluted share for the nine months ended September 30, 2020 and 2019, respectively. Adjusted net income for the first nine months of 2020, which excludes expenses related to the temporary closure of the Company’s manufacturing facilities due to COVID-19, was $12.8 million, or $1.74 per diluted share. Adjusted net income for the first nine months of 2019, which excludes hurricane expense related reimbursement, was $11.8 million, or $1.59 per diluted share.

Jason Brooks, President and Chief Executive Officer, commented, “We delivered outstanding results fueled by the resurgence of our wholesale business combined with continued strength in our direct to consumer channels. The third quarter was highlighted by strong demand for our product lines which drove increased full priced selling in stores and online.  These top-line dynamics contributed to meaningful gains in gross margins and operating expense leverage, resulting in a strong increase in Q3 profitability. Our recent performance amidst ongoing challenges created by COVID-19 underscores the strong consumer appeal of our current footwear offering, the importance of our brands to our retail partners, and the work we’ve done creating a more efficient organization.  While there are uncertainties around the near and long-term impact that COVID-19 will have on our industry and the overall economy, we are currently on track for a solid finish to the year and I’m confident that we’ll emerge from this pandemic well positioned financially to continue investing in future growth.”

Third Quarter Review

Net sales for the third quarter increased 15.8% to $77.8 million compared to $67.2 million a year ago. Wholesale sales for the third quarter increased 19.3% to $56.3 million compared to $47.2 million for the same period in 2019. Retail sales for the third quarter increased 11.4% to $16.1 million compared to $14.5 million for the same period last year. Military segment sales for the third quarter were $5.3 million compared to $5.4 million in the third quarter of 2019.

Gross margin in the third quarter of 2020 was $29.8 million, or 38.4% of sales, compared to $25.0 million, or 37.2% of sales, for the same period last year. The 120 basis point increase was primarily attributable to higher wholesale margins driven by increased full priced selling along with higher retail margins, partially offset by lower military margins compared to 2019.

Operating expenses were $20.2 million, or 25.9% of net sales, for the third quarter of 2020 compared to $18.0 million, or 26.8% of net sales, a year ago. The increase in operating expenses was driven primarily by higher variable expenses associated with the increase in sales.

Income from operations for the third quarter of 2020 was $9.7 million, or 12.4% of net sales compared to $7.0 million for the same period a year ago, or 10.4% of net sales.

Balance Sheet Review

Cash and cash equivalents increased $13.5 million, or 209.7%, to $19.9 million at September 30, 2020 compared to $6.4 million on the same date a year ago. As of September 30, 2020, the Company had zero debt and $71 million in available borrowings on its credit facility.

Inventory at September 30, 2020 decreased 2.7% to $80.7 million compared to $82.9 million on the same date a year ago.

The Company repurchased approximately 41,000 shares of common stock during the quarter ended September 30, 2020.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, the Company presents the following non-GAAP financial measures: “adjusted net income,” “adjusted net income per share” and “adjusted gross margin.” Adjusted results exclude the impact of items that management of the Company believes affect the comparability or underlying business trends in its consolidated financial statements in the periods presented.  The Company believes that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. The Company believes they also provide a useful baseline for analyzing trends in its operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review third quarter 2020 results will be broadcast live over the internet today, Tuesday, October 27, 2020 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 (domestic) or (201) 493-6725 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company’s ability to face near and long-term challenges related to the COVID-19 pandemic and its impact on the Company’s industry and overall economy (paragraph 4), the Company’s expectations regarding its performance through year-end (paragraph 4), and the Company’s ability to emerge from the COVID-19 pandemic well-positioned financially to continue investing in future growth (paragraph 4). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2019 (filed March 6, 2020) and quarterly reports on Form 10-Q for the quarters ended March 31, 2020 (filed May 7, 2020) and June 30, 2020 (filed August 6, 2020). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30,	December 31,	September 30,
	2020	2019	2019
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$19,947	$15,518	$6,440
Trade receivables – net	49,188	45,585	50,700
Contract receivables	-	4,746	2,036
Other receivables	364	366	310
Inventories – net	80,655	76,731	82,881
Income tax receivable	-	150	-
Prepaid expenses	3,611	3,030	2,656
Total current assets	153,765	146,126	145,023
LEASED ASSETS	1,399	1,743	1,781
PROPERTY, PLANT & EQUIPMENT – net	31,325	27,423	25,150
IDENTIFIED INTANGIBLES – net	30,216	30,240	30,248
OTHER ASSETS	355	294	293
TOTAL ASSETS	$217,060	$205,826	$202,495

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$23,834	$15,776	$20,531
Contract liabilities	-	4,746	1,936
Accrued expenses:
Salaries and wages	3,813	3,044	2,791
Taxes - other	789	967	624
Accrued freight	729	867	495
Commissions	544	608	488
Accrued duty	4,586	3,824	2,597
Income tax payable	422	-	19
Other	1,563	1,702	1,766
Total current liabilities	36,280	31,534	31,247
LONG-TERM TAXES PAYABLE	169	169	169
LONG-TERM LEASE	833	1,158	1,188
DEFERRED INCOME TAXES	8,108	8,108	7,780
DEFERRED LIABILITIES	238	201	230
TOTAL LIABILITIES	45,628	41,170	40,614
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding September 30, 2020 - 7,276,379; December 31, 2019 - 7,354,970 and September 30, 2019 - 7,403,219	66,604	67,993	69,273
Retained earnings	104,828	96,663	92,608
Total shareholders' equity	171,432	164,656	161,881
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$217,060	$205,826	$202,495

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
NET SALES	$77,785	$67,179	$189,691	$195,067
COST OF GOODS SOLD	47,952	42,165	121,077	125,633
GROSS MARGIN	29,833	25,014	68,614	69,434

OPERATING EXPENSES	20,175	18,027	54,344	54,004

INCOME FROM OPERATIONS	9,658	6,987	14,270	15,430

OTHER (EXPENSES) INCOME	(55)	43	(112)	160

INCOME BEFORE INCOME TAXES	9,603	7,030	14,158	15,590

INCOME TAX EXPENSE	1,992	1,414	2,917	3,212

NET INCOME	$7,611	$5,616	$11,241	$12,378

INCOME PER SHARE
Basic	$1.04	$0.76	$1.54	$1.67
Diluted	$1.04	$0.75	$1.53	$1.66
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,306	7,400	7,323	7,392
Diluted	7,336	7,455	7,352	7,443

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GROSS MARGIN
GROSS MARGIN, AS REPORTED	$29,833	$25,014	$68,614	$69,434
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES*	-	-	1,974	-
LESS: HURRICAINE RELATED EXPENSE REIMBURSEMENT**	-	(725)	-	(725)
ADJUSTED GROSS MARGIN	$29,833	$24,289	$70,588	$68,709

OPERATING EXPENSES	$20,175	$18,027	$54,344	$54,004

INCOME FROM OPERATIONS, ADJUSTED	$9,658	$6,262	$16,244	$14,705

OTHER INCOME AND (EXPENSES):	(55)	43	(112)	160

NET INCOME
NET INCOME, AS REPORTED	$7,611	$5,616	$11,241	$12,378
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES, AFTER TAX	-	-	1,570	-
LESS: HURRICAINE RELATED EXPENSE REIMBURSEMENT, AFTER TAX	-	(579)	-	(579)
ADJUSTED NET INCOME	$7,611	$5,037	$12,811	$11,799

NET INCOME PER SHARE, AS REPORTED
BASIC	$1.04	$0.76	$1.54	$1.67
DILUTED	$1.04	$0.75	$1.53	$1.66

ADJUSTED NET INCOME PER SHARE
BASIC	$1.04	$0.68	$1.75	$1.60
DILUTED	$1.04	$0.68	$1.74	$1.59

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,306	7,400	7,323	7,392
DILUTED	7,336	7,455	7,352	7,443

*  Adjustment related to the overhead, payroll expenses and supplies incurred during the temporary closure of our manufacturing facilities due to COVID-19.

** Adjustment related to reimbursements of expenses associated with the temporary closure of our Puerto Rican manufacturing facility as a result of Hurricane Maria in 2017